Exhibit 99.1

All,

We would like to highlight this week’s press release from KLR Energy Acquisition Corp (KLRE, Not Rated). KLRE is an oil and gas exploration and production focused special purpose acquisition entity (SPAC) that announced it has entered into a Business Combination Agreement with Tema Oil and Gas Company, a private company with assets in the core of the Delaware Basin in Loving County, Texas. The transaction is expected to close in 1H17. The new company will be named Rosehill Resources (ROSE, Not Rated). Rosehill will be a true small-cap (~$450mm market-cap) Delaware Basin name that will offer production growth of ~40% in ’17 and ~36% in ’18, an inexpensive valuation (~5.8x EV/18 EBITDA), no net debt and ~$117 million in liquidity.

KLRE Press Release and the Rosehill Resources Presentation are attached.

Asset Details:

•	Delaware Basin: 4,771 net acres in the hyper-core of the Delaware Basin (>80% HBP as of September 2016). Loving County near APC, Shell & just East of RSPP’s Silver Hill Acq.

•	Existing Production: September ‘16 net production averaged 4,050 Boepd and should grow to ~5,300 Boepd in December 2016 (50% oil, 27% NGLs, 23% Gas). Tema Oil & Gas has three wells coming online in 4Q16. Expect ~60% oil composition by ’18.

•	Locations Count: ~200 undrilled gross locations with upside to 250+ with downspacing.

•	Inventory: 9 years of inventory (2-rig program) at ~200 gross locations.

•	Accretive M&A Potential: The team will continue to look for accretive opportunities to bolt-on acreage as there are >250 private operators in the Delaware Basin.

•	Midstream: Gathering infrastructure is owned by Gateway Gathering & Marketing Company, a wholly owned subsidiary of Rosemore, Inc. No capacity constraints.

Production, Rig Tempo, Capex and Well Economics:

•	Type Curve Outperformance: Gen-2 wells (enhanced completions) are exceeding the 747 Gross MBoe type curve by 23% on average.

•	Robust Production Growth: Projected production growth of ~40% in ’17 (5,614 Boepd) & ~36% in ’18 (~7,644 Boepd).

•	High Returns: Ten stacked benches, with >85% of locations economic and ~50% of locations with IRRs >50% at NYMEX strip pricing.

•	Strong Offset Operator Results: Offset operators have drilled many wells with EURs greater than 1,000 MBoe in the Wolfcamp and Avalon zones.

•	Rig Tempo: Beginning in 2017, Rosehill expects to run 1 rig full-time and another rig alternating for a majority of the year.

•	Capex: Projected D&C Capital spend of $84mm in ’17 and $111mm in ’18.

•	Cash Flow: Rosehill’s predecessor has grown production to 4,050 Boepd while drilling within cash flow and within credit facility availability.

•	Favorable Transaction Metrics: The transaction compares favorably to recent Delaware Basin acquisitions on the following metrics: $/location, $/Boepd, ‘16-‘18E EBITDAX CAGR, Production Expenses, ND/EBITDAX, EV/18EBITDA & EV/Production

Veteran Management Team:

•	Gary Hanna (Rosehill Chairman) – 35 years leading multiple public energy companies.

•	Rosehill executives, led by Alan Townsend (CEO), average 30+ years E&P operating experience with proven horizontal drilling success.

•	Rosehill’s predecessors have been operating in the Permian Basin since the 1940s. Please let us know if you have any questions and if you would like to set up a call to discuss.

Best,

Jo Anne

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: KLR Energy Acquisition Corp.’s (“KLR Energy”) ability to consummate the business combination and related private placement; the benefits of the business combination; the future financial performance of KLR Energy following the business combination; changes in Tema Oil and Gas Company’s (“Tema”) reserves and future operating results; and expansion plans and opportunities. These forward-looking statements are based on information available as of the date of this communication, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing KLR Energy’s views as of any subsequent date, and KLR Energy does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, KLR Energy’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the business combination agreement; (ii) the outcome of any legal proceedings that may be instituted against KLR Energy following announcement of the proposed business combination and transactions contemplated thereby; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of KLR Energy, or other conditions to closing in the contribution agreement; (iv) the risk that the proposed business combination disrupts current plans and operations of KLR Energy or Tema as a result of the announcement and consummation of the transactions described herein; (v) KLR Energy’s ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of KLR Energy to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; (viii) the possibility that KLR Energy or Tema may be adversely affected by other economic, business, and/or competitive factors , including, but not limited to, future trends in energy markets and commodity prices; and (ix) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by KLR Energy.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our filings with the SEC, including our Registration Statement on Form S-1, as amended, which was initially filed with the SEC on January 19, 2016, and in the proxy statement to be filed by KLR Energy with the SEC when available. Our SEC filings are available publicly on the SEC’s website at www.sec.gov. KLR Energy and Tema disclaim any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, KLR Energy will file a preliminary proxy statement with the SEC and will mail a definitive proxy statement and other relevant documents to its stockholders. Investors and security holders of KLR Energy are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with KLR Energy’s solicitation of proxies for its stockholders’ meeting to be held to approve the business combination and related transactions because the proxy statement will contain important information about the transactions, the parties thereto and risk factors that may affect investors. The definitive proxy statement will be mailed to stockholders of KLR Energy as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: KLR Energy Acquisition Corp., 811 Main Street, 18th Floor, Houston, Texas 77002, Attn: Gary C. Hanna.

Participants in Solicitation

KLR Energy, Tema, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of KLR Energy stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in KLR Energy of directors and officers of KLR Energy in KLR Energy’s Registration Statement on Form S-1, as amended, which was initially filed with the SEC on January 19, 2016. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to KLR Energy’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Information concerning the interests of KLR Energy’s and Tema’s participants in the solicitation, which may, in some cases, be different than those of KLR Energy’s and Tema’s stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.